Exhibit 99(a)

ASIAINFO REPORTS 2005 SECOND QUARTER RESULTS

•	Second Quarter Net Revenue Meets Guidance, Growing 49% Year-Over-Year; Fourth Consecutive Quarter of Net Revenue Growth

•	Software Products and Solutions Revenue in Second Quarter Increases 73% Year-Over-Year; Service Revenue Grows 17% Year-Over-Year

•	Gross Margins Increase to 41% Reflecting Sustained Focus on High-Margin Businesses

BEIJING/SANTA CLARA, Calif. – July 26, 2005—AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of software, solutions and services to telecom operators and enterprises in China, today announced second quarter results for the period ended June 30, 2005.

Second Quarter Results

Meeting guidance, net revenue (total revenues net of third party hardware cost) for the second quarter was US$23 million, an increase of 49% year-over-year and a slight increase quarter-over-quarter. Earnings per basic share also met previously stated guidance of US$0.02.

Gross revenues for the second quarter were US$27 million, representing an increase of 20% year-over-year and a decrease of 8% sequentially. Gross margins increased to 41% from 39% in both the year-ago period and the previous quarter as a result of AsiaInfo’s continued focus on reducing hardware passthrough while increasing high-margin software revenue.

“We are pleased to have met our revenue guidance for the quarter,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “While last quarter’s seasonal slow down in orders impacted results in the second quarter, we continued to expand market share in our leading telecom software solutions business with key contract wins for our BOSS software solutions. We also executed on our strategy of emphasizing high-margin businesses and substantially completed the integration of Lenovo-AsiaInfo.”

“Going forward, we will drive profitable growth through focusing on increasing AsiaInfo’s offerings and market share in two key high-margin business lines: telecom software and solutions and security products and services,” continued Mr. Zhang. “AsiaInfo enjoys leading market share and brand recognition in these two areas, and we believe that these businesses are a perfect match from a cross-marketing perspective; in fact, we have been seeing significant interest in our security offerings among our existing telecom customers.”

Mr. Zhang noted that Lenovo-AsiaInfo’s security products and services offerings occupy leading market share in the China market and enjoy clear competitive advantages including leading technology and reliability supported by strong brand name recognition and R&D capabilities.

Revenue from software products and solutions for the second quarter was US$16 million, an increase of 73% from the year-ago period and a slight increase over the previous quarter. Service revenue continued to grow, reaching US$7 million, an increase of 17% year-over-year and 6% sequentially largely due to the revenue recognition of one large service contract. Third-party hardware revenue in the quarter fell to US$3.8 million as the company continued to focus on higher margin software solutions and services.

During the second quarter, Lenovo-AsiaInfo contributed approximately 28% to net revenue and remains on-track to meeting its annual revenue target. Lenovo-AsiaInfo contributed 25% to software products and solutions revenue and 35% to service revenue for the quarter.

Total operating expenses for the quarter were US$11 million, an increase of 58% year-over-year and 2% sequentially. The year-over-year increase was largely due to the expenses associated with the integration of Lenovo-AsiaInfo. Lenovo-AsiaInfo contributed 34% and 33% to operating expenses in the second quarter and for the six months ended June 30, 2005, respectively. Following the increase in operating expenses, second quarter operating profit was US$0.18 million, down from US$1.8 million in the year-ago period and US$0.8 million last quarter. Lenovo-AsiaInfo had an operating loss of US$1.6 million for the quarter, before overhead allocation and after the amortization of acquired intangible assets.

Net income for the second quarter was US$0.83 million, or US$0.02 per basic share, compared to US$2.0 million or US$0.04 in the year-ago period, and US$1.4 million or US$0.03 per basic share, for the previous quarter. Operating cash flow was negative US$2.3 million as a result of lower accounts receivable over the quarter.

Third Quarter 2005 Guidance

AsiaInfo expects third quarter net revenue to be US$21 million to 23 million, equivalent to year-over-year growth of 48% to 62%. Lenovo-AsiaInfo is expected to contribute 30% to net revenue for the quarter. Earnings per basic share for the quarter is expected to be US$0.01 to 0.02.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended Jun 30		Six Months Ended Jun 30
	2005	2004	2005	2004
Revenues:
Software products and solutions	16,122	9,329	32,210	19,001
Service	7,134	6,082	13,894	10,545
Third party hardware	3,828	7,097	10,413	24,943
Total revenues	27,084	22,508	56,517	54,489

Cost of revenues:
Software products and solutions	8,271	4,339	15,470	8,263
Service	4,033	2,726	8,465	4,576
Third party hardware	3,637	6,742	9,893	23,696
Total cost of revenues	15,941	13,807	33,828	36,535
Gross profit	11,143	8,701	22,689	17,954

Operating expenses:
Sales and marketing	4,675	2,982	9,841	5,595
General and administrative	3,111	1,514	5,090	3,983
Research and development	2,755	2,292	5,933	4,314
Amortization of acquired intangible assets	427	151	854	329
Total operating expenses	10,968	6,939	21,718	14,221

Income from operations	175	1,762	971	3,733

Other income (expenses):
Interest income	811	563	1,619	915
Other expense, net	(11)	1	(3)	(20)
Total other income, net	800	564	1,616	895

Income before income taxes and equity in loss of an affiliate	975	2,326	2,587	4,628
Income tax expense	146	293	388	581
Equity in loss of an affiliate	—	(4)	—	(42)
Net income	829	2,029	2,199	4,005
Net income per share:
Basic	0.02	0.04	0.05	0.09
Diluted	0.02	0.04	0.04	0.08
Shares used in computation:
Basic	42,463,868	45,404,422	43,855,764	45,352,850
Diluted	48,356,425	46,905,096	49,646,084	47,129,904

Non-GAAP disclosure:
Total revenues net of third party hardware cost	23,447	15,766	46,624	30,793
Total cost of sales net of third party hardware cost	12,304	7,065	23,935	12,839

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	Jun 30, 2005	Dec 31, 2004
ASSETS:
Current Assets:
Cash and cash equivalents	85,191	94,156
Restricted cash	15,461	15,625
Short term investments	41,750	56,949
Notes receivable	1,511	6,482
Accounts receivable, trade (net of allowances of 4,044 and 3,644 at Jun 30, 2005 and Dec 31, 2004 respectively)	58,160	58,352
Inventories	7,457	7,932
Other current assets	9,441	9,708
Total current assets	218,971	249,204
Property, plant, and equipment-net	2,499	1,895
Other assets	44,509	45,490
Total Assets	265,979	296,589

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	4,971	5,720
Accounts payable	10,035	16,793
Accrued employee benefit	7,699	7,061
Deferred revenue	14,647	15,381
Income taxes payable	1,958	1,822
Other taxes payable	501	1,367
Other current liabilities	46,982	46,653
Total current liabilities	86,793	94,797

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued: Jun 30, 2005: 46,642,050; Dec 31, 2004: 46,473,532, shares issued and outstanding: Jun 30, 2005: 41,550,117; Dec 31, 2004: 46,314,706	466	465
Additional paid-in capital	212,062	211,394
Treasury stock, at cost, 5,091,933 shares and 158,826 shares at Jun 30, 2005 and Dec 31, 2004 respectively	(26,248)	(868)
Accumulated deficit	(7,019)	(9,218)
Accumulated other comprehensive income	(75)	19
Total stockholders’ equity	179,186	201,792
Total Liabilities and Stockholders’ Equity	265,979	296,589

Second Quarter 2005 Conference Call

AsiaInfo will host a conference call to discuss second quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: July 27, 2005 at 8:00am). The management team will be on the call to discuss yearly and quarterly results and highlights, and answer any questions. The dial-in number for the call is 1-719-457-2698. A replay will be available by dialing 888-203-1112 for US callers, 800-908-709 for Hong Kong callers, or 1-719-457-0820 for international callers with a personal identification number (PIN) of 7416569 between 8:00pm Pacific Time on July 26, 2005 until 8:00pm Pacific Time on August 2, 2005. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents total revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Total Revenues).

	2005 Q2	2005 Q1	2004 Q2
	(in thousands of US dollars)
Net Revenue	23,447	23,177	15,766
Third Party Hardware Costs	3,637	6,256	6,742
Total Revenues	27,084	29,433	22,508

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of enterprise solutions including security products and services, management consulting, e-HR and business intelligence, e-government and financial solutions to small, medium and largesized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of July 26, 2005. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contact:

ir@asiainfo.com

1-800-618-0588

408-970-9788

China Contacts:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

Cyrus Kanga

Ogilvy Public Relations Worldwide

Cyrus.Kanga@ogilvy.com

(+8610) 8520-6553